Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 17, 2015 with respect to the consolidated financial statements included in the Annual Report of Intevac, Inc. on Form 10-K for the year ended January 2, 2016. We consent to the incorporation by reference of said report in this Registration Statement.

/s/ GRANT THORNTON LLP.

San Jose, California

July 22, 2016